Exhibit 10.2

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Financial Technologies, Inc. (“Envestnet” or the “Company”) and Stuart DePina (“Executive”) (together, the “Parties”).

WHEREAS, Executive’s employment with Envestnet is being terminated;

WHEREAS, Envestnet wishes to engage Executive as a consultant for a period of time following the Executive’s termination from employment;

WHEREAS, Envestnet wishes to provide Executive with certain benefits in exchange for a general release of claims; and

WHEREAS, the Parties wish to resolve all matters related to Executive’s employment with and termination from Envestnet in an amicable manner.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.	TERMINATION DATE.

1.1. Termination Date and Release. Executive’s termination from employment with Envestnet is effective June 30, 2022 (“Termination Date”). In addition to signing this Agreement pursuant to the terms of Paragraph 10 hereto, the release of claims attached as Exhibit A (the “Supplemental Release”) should be signed and returned to the Company on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date.

1.2. Voluntary Termination Prior to the Termination Date. In the event the Executive voluntarily terminates Executive’s employment prior to the Termination Date or if Executive is terminated by Envestnet for Cause (as such term is defined in Executive’s Executive Agreement, dated June 1, 2019 (the “Executive Agreement”)) prior to the Termination Date, Executive shall forfeit Executive’s right to receive the Cash Severance Payments, the Health Payment, the Pro-Rata Bonus Payment and the Continued Equity Vesting (each as described below).

1.3. Consulting Agreement. Contingent upon the Executive remaining employed with Envestnet through the Termination Date, the Parties have agreed to enter into the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”), pursuant to which the Executive shall perform certain services for the Company as a consultant for a period beginning on the Termination Date and ending upon the “Consulting Termination Date”, as defined in the Consulting Agreement.

2.	VALUABLE CONSIDERATION.

2.1. Cash Severance Payment. Subject to (a) the Employee signing and not revoking this Agreement and the Supplemental Release during the time periods required, (b) Employee’s compliance with Section 10 (Non- Compete, Non-Solicitation) of the Executive Agreement, as expressly amended by Section 6 of this Agreement, and (c) Employee remaining employed by the Company through the Termination Date, Envestnet shall make payments to Employee in a total amount equal to two million two hundred and thirty-two dollars ($2,200,032), which is two times base salary plus average of last two annual bonus amounts (the “Cash Severance Payments”). The Cash Severance Payments shall be paid in equal installments on the Company’s regular payroll dates over a period of twenty-four (24) months beginning on the Termination Date. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date, or in the event that Employee materially breaches any of the terms of this Agreement or the Consulting Agreement, Employee shall immediately forfeit his right to receive the Cash Severance Payment.

2.2. Health Payment. Subject to the Employee signing and not revoking this Agreement and the Supplemental Release, and subject to Employee’s continued compliance with the terms of this Agreement, Envestnet shall pay the Employee a single lump-sum payment equal to twenty nine thousand five hundred thirty eight dollars ($29,538), which is equal to the cost of eighteen (18) months of the applicable company portion of health premium payments as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of ERISA (“COBRA”) based on the Employee’s current elections under Envestnet’s health plan, (the “Health Payment”) on the 60-day anniversary of the Termination Date. In the event that this Agreement or the Supplemental Release is not effective as of the 60-day anniversary of the Termination Date or in the event that the Employee materially breaches any of the terms of this Agreement or the Consulting Agreement, the Employee shall immediately forfeit Employee’s right to receive the Health Payment.

2.3. Pro-Rata Bonus for Year of Termination. Subject to the Executive signing and not revoking this Agreement and the Supplemental Release during the time periods required, subject to Executive remaining employed by the Company in good standing through the Termination Date, and subject to Executive’s continued compliance with the terms of this Agreement and the Consulting Agreement, Envestnet shall pay the Executive a lump sum payment equal to three hundred thousand dollars ($300,000), which is an amount equal to a pro-rated bonus for the year in which Executive’s Termination Date occurs (the “Pro-Rata Bonus Payment”) on the first payroll date following the date on which the Supplemental Release becomes effective (i.e., signed and not revoked by the Executive), but in no event later than the 60-day anniversary of the Termination Date. In the event that this Agreement is not effective as of the 60-day anniversary of the Termination Date or in the event that the Executive breaches any of the terms of this Agreement or the Consulting Agreement, the Executive shall immediately forfeit his right to receive the Pro-Rata Bonus Payment.

2.4.	Continued Equity Vesting.

2.4.1. Equity Awards Granted prior to 2022. Subject to (a) the Executive signing and not revoking this Agreement and the Supplemental Release during the time periods required, (b) Employee’s compliance with Section 10 (Non- Compete, Non-Solicitation) of the Executive Agreement, as expressly amended by Section 6 of this Agreement, (c) Executive remaining employed in good standing by the Company through the Termination Date, and (d) Executive’s continued compliance with the terms of this Agreement and the Consulting Agreement, the Consulting Termination Date will be treated as the Executive’s “Termination Date” for purposes of all equity awards granted prior to 2022. Specifically, as long as Executive is willing to remain a consultant under the terms of the Consulting Agreement through the Consulting Termination Date and complies with all applicable terms of the Consulting Agreement, (i) Executive will retain all rights following the Termination Date with respect to RSU and PSU awards granted prior to 2022 that have not vested or otherwise been forfeited prior to the Termination Date in accordance with the terms of such awards, and (ii) Executive will have the right to exercise any stock option awards granted prior to 2022 that have not otherwise been forfeited following the Termination Date in accordance with the terms of such awards; in each case, as if he remained employed by Envestnet through the Consulting Termination Date.

2.4.2. Equity Awards Granted in 2022. Subject to the Executive signing and not revoking this Agreement and the Supplemental Release during the time periods required, subject to Executive remaining employed in good standing by the Company through the Termination Date, and Executive’s compliance with the terms of this Agreement and the Consulting Agreement, for all RSU and PSU awards granted in 2022, the Executive shall be treated as terminating due to “Retirement” effective as of the Consulting Termination Date, subject to his compliance with all of the terms of the applicable award agreement for a Retirement.

2.4.3. The benefits described in Sections 2.4.1 and 2.4.2 are referred to herein as “Continued Equity Vesting”. In the event that this Agreement is not effective as of the 60-day anniversary of the Termination Date or in the event that the Executive breaches any of the terms of this Agreement or the Consulting Agreement, Continued Equity Vesting shall terminate as of and following the date of such event.

2.5. Retiree Health Coverage. Executive shall be eligible to elect retiree health coverage under Envestnet’s health plan pursuant to the terms of the plan. Executive will be solely responsible for the cost of such coverage.

2.6. Performance Conditions. In order to be eligible to receive the Cash Severance Payments, the Health Payment, Pro-Rata Bonus Payment and the Continued Equity Vesting, Executive must hand off any outstanding business issues and ensure a smooth client transition prior to the Termination Date (the “Performance Conditions”). In addition, Executive must at all times comply with Envestnet’s rules, policies and Code of Conduct. Executive should also check with the Chief Executive Officer (“CEO”) for guidance regarding other specific deliverables prior to the Termination Date. Whether these Performance Conditions have been met shall be determined by Envestnet and the CEO, in their sole discretion, as of the Termination Date. For the avoidance of doubt, Envestnet shall have no obligations under the Consultant Agreement if the Performance Conditions are not met.

2.7. Executive acknowledges that the benefits described above are over and above anything owed to Executive by law, contract or under the policies of Envestnet, and that they are being provided to Executive expressly in exchange for Executive’s entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Executive shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates.

2.8. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.

3.	RELEASE, WAIVER AND COVENANTS NOT TO SUE.

3.1. In consideration of the payments to be made by Envestnet to the Executive in Section 2 above, the Executive, on behalf of himself, his heirs, family members, executors, agents and assigns, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with Executive’s counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "the Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that Executive ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C.§ 1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act, the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving Executive’s employment with Envestnet or the Termination of Executive’s employment with Envestnet, including any claims arising out of any employment agreement and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Executive and any Company Released Party; or (iv) the enforcement of this Agreement. Also, Executive does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.

3.2. Employees in California expressly waive and relinquish any and all rights or benefits afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

For purposes of applying Section 1542 to this Agreement, “creditor” refers to Executive and “debtor” refers to Company and the Released Parties.

3.3. Executive also agrees not to file any lawsuit based on claims Executive has released in this Agreement, although Executive may participate in an investigation or proceeding conducted by an administrative agency provided Executive agrees to waive Executive’s right to any monetary recovery.

3.4. This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Agreement or to any lawsuit Executive may file to enforce this Agreement.

4.	CONFIDENTIALITY AGREEMENT.

4.1. Executive agrees that the terms of the Envestnet Financial Technologies Employee Confidentiality Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Executive agrees that Executive shall be required to comply with all applicable terms of such agreement on and after the Termination Date.

4.2. Nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

5.	TRADE SECRETS.

In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.	PRIOR AGREEMENT.

6.1 Executive agrees that the terms of relating to Sections 7 (Confidential Information), 8 (Return of the Company Property), 9 (Intellectual Property Rights) and 10 (Non-Compete, Non-Solicitation) of the Executive Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Executive agrees that Executive shall be required to comply with all applicable terms of such agreement on and after the Termination Date.

6.2 Notwithstanding the foregoing, the Executive agrees that for purposes of Section 10 (Non- Compete, Non-Solicitation) of the Executive Agreement, the following amendments shall apply:

6.2.1 the Restricted Period (and Executive’s non-competition and non-solicitation obligations contained in Section 10(a)(i) of the Executive Agreement) shall continue until the later of (i) the number of months from the Termination Date during which Envestnet makes Cash Severance Payments to the Executive (but not later than the twenty-four (24) month anniversary of the Termination Date), and (ii) the Consulting Termination Date;

6.2.2 “Business” shall mean the provision of (a) investment advisory, integrated portfolio, practice management and reporting solutions and services to financial advisors and institutions; (b) data aggregation and data analytics to financial advisors and institutions; and (c) any other business directly engaged in by the Company and its Affiliates prior to the Consulting Termination Date;

6.2.3 the second paragraph of clause (i) of subsection (a) of said Section 10 shall be amended and restated to read in full as follows: ‘A business or entity shall be considered “in competition” with the Company or its Affiliates if it engages in, or is a special acquisition corporation or similar entity seeking to enter into a business combination with a company that is engaged in, the Business; and

6.2.4 For a period of one (1) year after the expiration of the Restricted Period, the Executive agrees that he will provide 60 day’s prior written notice to the Company of his engaging in any conduct restricted by Section 10(a)(i) of the Executive Agreement, such notice to specify the name of the relevant entity and Executive’s expected title and duties.

7.	KNOWING AND VOLUNTARY RELEASE.

7.1. Executive agrees that Executive has signed this Agreement and the Supplemental Release knowingly and voluntarily and not as a result of threats or coercion.

7.2. Executive acknowledges that Executive received this Agreement and the Supplemental Release by April 13, 2022 and that Executive has at least 21 days in which to consider whether to sign this Agreement and the Supplemental Release.

EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT OR THE SUPPLEMENTAL RELEASE.

8.	ENTIRE AGREEMENT AND SEVERABILITY.

8.1. The Parties agree that this Agreement, the Supplemental Release, and the Consulting Agreement set forth the entire agreement between them and supersede any other written or oral understanding or contract they may have.

8.2. Executive and Envestnet further agree that, if any portion of this Agreement or the Supplemental Release is held to be invalid or legally unenforceable, the remaining portions of this Agreement or the Supplemental Release will not be affected and will be given full force and effect.

9.	APPLICABLE LAW.

This Agreement and the Supplemental Release are governed by the laws of the state of Illinois.

10.	EFFECTIVE DATE.

10.1. To accept the terms of this Agreement, Executive must sign this Agreement on or before June 24, 2022 and deliver it to Envestnet by email to Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.2. To accept the terms of the Supplemental Release, Executive must sign Exhibit A on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date and deliver it to Envestnet by email to Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.3. This Agreement or the Supplemental Release becomes effective and binding on the parties seven days after the date on which it is executed by Executive (“Effective Date”).

10.4. Executive may revoke this Agreement or the Supplemental Release during this seven-day period prior to the applicable Effective Date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.5. This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EXECUTIVE	ENVESTNET FINANCIAL TECHNOLOGIES, INC.

/s/ Stuart DePina	By:	/s/ Sharon Rosenthal

Date: June 6, 2022	Title:	Chief Human Resources Officer

	Date:	June 6, 2022

EXHIBIT A

SUPPLEMENTAL RELEASE

In consideration of the payments to be made by Envestnet to the Executive in Section 2 of the Agreement above, the Executive, with full understanding of the contents and legal effect of this Agreement and Supplemental Release and having the right and opportunity to consult with Executive’s counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "the Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that Executive ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving Executive’s employment with Envestnet or the Termination of Executive’s employment with Envestnet, including any claims arising out of any employment agreement and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Supplemental Release shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by- laws and/or any indemnification agreement entered into between Executive and any Company Released Party; or (iv) the enforcement of this Agreement, the Consulting Agreement and this Supplemental Release. Also, Executive does not release any Claims against any Company Released Party that may arise after this Supplemental Release becomes effective.

Employees in California expressly waive and relinquish any and all rights or benefits afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party. For purposes of applying Section 1542 to this Agreement, “creditor” refers to Executive and “debtor” refers to Company and the Released Parties.

Executive also agrees not to file any lawsuit based on claims Executive has released in this Supplemental Release, although Executive may participate in an investigation or proceeding conducted by an administrative agency provided Executive agrees to waive Executive’s right to any monetary recovery.

This Supplemental Release not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Supplemental Release or to any lawsuit Executive may file to enforce this Agreement, the Consulting Agreement, or this Supplemental Release.

HAVING READ AND UNDERSTOOD THIS AGREEMENT AND SUPPLEMENTAL RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND SUPPLEMENTAL RELEASE, THE UNDERSIGNED HEREBY EXECUTES THIS AGREEMENT AND SUPPLEMENTAL RELEASE ON THE DATE SET FORTH BELOW.

EXECUTIVE

Date: _______________________________

EXHIBIT B

CONSULTING AGREEMENT

Consultant Agreement

This Consultant Agreement (the “Agreement”) is entered into by and between Envestnet Financial Technologies, Inc. (“Envestnet” or “Company”) and Stuart DePina (“Consultant”). Consultant and Envestnet (jointly, the “Parties”), agree to the obligations set forth in this Agreement:

WHEREAS, Consultant’s employment with Envestnet is being terminated effective June 30, 2022 (the “Termination Date”);

WHEREAS, Envestnet wishes to engage Consultant as a consultant for a period of time following the Termination Date;

WHEREAS, the Parties agree that entry into this Agreement is contingent upon Consultant remaining employed with Envestnet through the Termination Date. If Consultant voluntarily terminates his employment prior to the Termination Date or is terminated by Envestnet for Cause (as such term is defined in Executive’s Executive Agreement, dated June 1, 2019 (the “Executive Agreement”)) prior to the Termination Date, this Agreement will be null and void.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.	Consultant Representations

(a) Consultant agrees to perform the consulting services described in Exhibit A (the “Services”) hereunder in good faith and according to high professional standards, relying on his experience, knowledge, judgment, and techniques. Consultant will comply with all applicable federal, state and local laws and with the provisions of the Envestnet Code of Conduct that are applicable to independent contractors.

(b) During the twenty-four month Term (as defined below), Consultant shall provide the Services from his own office space, but may need to travel from time to time to provide the Services.

2.	Compensation.

(a) As compensation for the Services performed, during the Term, Envestnet shall remit to Consultant the amount of $20,000.00 (Twenty Thousand Dollars and No Cents) per month; provided, however, that such amount shall be pro-rated for the month in which the Consultant ceases to perform the Services, by multiplying $20,000.00 by a fraction with the numerator equal to the number of business days during the month prior to the termination of the Services, and the denominator equal to the total number of business days during the month in which the termination of the Services occurs. Compensation shall be paid in arrears on the last day of each month of the Term, subject to Consultant submitting an itemized invoice every month that includes the number of hours worked and lists the services provided.

(b) In addition, Envestnet shall reimburse Consultant for reasonable and customary pre-approved, out-of-pocket business or travel expenses actually incurred by Consultant in order to perform the Services, in accordance with Envestnet’s Business and Expense Reimbursement Policy, as amended from time to time.

3.	Intellectual Property.

(a) Consultant acknowledges that during the term of the Services, Consultant may have access to and become acquainted with proprietary business, technical and financial and other non-public information (including, but not limited to, customer information, computer programs, technical drawings, algorithms, know-how, formulas, tools, methodologies, processes, ideas, inventions (whether patentable or not), schematics, product development plans, forecasts, technical, marketing and business strategies and initiatives) used by Envestnet in connection with the operation of its business (collectively, “Confidential Information”). Consultant agrees that Consultant shall not obtain any right, title or interest in any Confidential Information by virtue of this Agreement and the activities contemplated hereunder.

(b) Consultant acknowledges that Consultant may be expected to do creative work in connection with the performance of the Services under this Agreement which may lead to inventions, discoveries, developments, procedures, ideas, innovations, systems, programs, know-how, knowledge, technology, processes, methods, procedures, works of authorship, information, lists and other work product (collectively, the "Work Product"). Consultant acknowledges and agrees that Envestnet is and shall be the sole and exclusive owner of all right, title and interest in and to the Work Product, including all copyrights and other intellectual property rights therein. In furtherance of the foregoing, Consultant shall create all Work Product as work made for hire as defined in Section 101 of the Copyright Act of 1976. To the extent the Work Product does not qualify as, or otherwise fails to be, work made for hire, Consultant shall, and hereby does, (i) assign, transfer, and otherwise convey to Envestnet, irrevocably and in perpetuity, all right, title and interest in and to the Work Product, including all copyrights and other intellectual property rights therein; and (ii) irrevocably waive any and all claims Consultant may now or hereafter have in any jurisdiction to moral rights or rights of droit moral with respect to the Work Product.

(c) To the extent that Work Product includes advice, programming or other technology or materials that are or have been created or obtained by Consultant previous to this Agreement or are of generic applicability to Consultant’s business (the “Standard Advice”), such Standard Advice is not meant to be included within the reference to Work Product, and instead Envestnet’s rights in such Standard Advice are limited to use thereof.

4.	Confidentiality.

(a) Consultant agrees that Consultant will not disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this Agreement or at any time thereafter, All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks and similar items relating to the business of Envestnet, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall remain the exclusive property of Envestnet.

(b) With respect to Confidential Information received by Consultant, Consultant shall:

(i) hold the Confidential Information in strict confidence and restrict disclosure solely to directors, officers and employees of Envestnet who need to know such information and to those other individuals approved by Envestnet to receive such Confidential Information; (ii) use the Confidential Information in the course of the performance of, and as necessary to perform, the Services and then solely to benefit Envestnet; (iii) notify Envestnet immediately in the event Consultant becomes aware of any loss, unauthorized use or improper disclosure of Confidential Information; and (iv) use the same degree of care to protect the Confidential Information as is used to protect the Consultant’s proprietary information, but in no case less than strictly preserving the secrecy of all Confidential Information.

(c) Consultant expressly acknowledges that as a financial advisor, Envestnet is subject to certain laws and regulations (such as Regulation S-P of the Securities and Exchange Commission) regarding the privacy and protection of consumer information, and that any receipt of personal information of a client (“Nonpublic Personal Information”) of Envestnet (such as: name, account number, social security number or address) by the Consultant through its performance of Services shall be treated as Confidential Information. In addition, Consultant agrees that should the scope of the Services being provided reasonably entail Consultant having access to Non-Public Information, Consultant will have adopted policies and procedures that address administrative, technical and physical safeguards that are reasonably designed to insure the security and confidentiality of the information, protecting against any anticipated threats or unauthorized access to or use of such information.

(d) The foregoing obligations of Consultant shall not apply to any portion of the Confidential Information which: (i) is or becomes known publicly through no fault of the Consultant; (ii) is learned by Consultant from a third party entitled to disclose it; (iii) is already known to the Consultant before receipt from the Discloser (and such knowledge has been promptly disclosed to Envestnet); or (iv) must be disclosed by operation of law. Consultant shall promptly notify Envestnet of any such request for disclosure (by operation of law) in order to allow Envestnet full opportunity to seek the appropriate protective orders. In any such event, Consultant will use its reasonable efforts in cooperation with Envestnet, or otherwise, to avoid or minimize the required disclosure of any Confidential Information.

(e) Upon completion of the Services, Consultant shall promptly return to Envestnet or destroy any Confidential Information that it is not otherwise expressly entailed or required to maintain, including copies, reproductions or any other materials containing, summarizing or reflecting any Confidential Information, without retaining copies. In complying with the preceding obligation, a Consultant shall delete all electronic files on any computers within the Recipient’s operation or control containing, summarizing or reflecting any Confidential Information.

(f) Consultant shall neither disclose to Envestnet, nor use nor bring with Consultant at any time, any confidential information, trade secrets and/or proprietary information from any of Consultant’s former employers or clients or others to whom Consultant owes any duty. If Consultant a party to any non-disclosure, non-solicitation or non-compete agreement of any kind, Consultant shall provide a copy of such agreement to Envestnet upon the signing of this Agreement.

(g) In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Consultant is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(h) Nothing in this Section 4 prohibits Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Consultant has a reason to believe is unlawful or from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

5. Use of Name. Neither this Agreement nor the performance of the Services hereunder shall be considered to create a joint venture or partnership between Envestnet and Consultant. Neither Envestnet nor Consultant will utilize the other in any way without the other’s written consent, such as, but not limited to, use of a party’s logo or use of a party’s name in press releases. Under no circumstances shall either party employ the other’s name in such a manner as to create the impression that the relationship created or intended between them is anything other than what is described in this Agreement.

6. Relationship Not Exclusive. The parties acknowledge and agree that this Agreement is non-exclusive and that either party may enter into similar services arrangements with other firms, consultants and clients, subject to the provisions of this Agreement. Contractor represents that Contractor is customarily engaged in an independently established trade, occupation or business of the same nature as the Services.

7. Non-Compete, Non-Solicitation. In further consideration of the remuneration to be paid to Contractor hereunder, Contractor acknowledges that Section 10 (Non-Compete, Non-Solicitation) of the Executive Agreement by and between Envestnet and Consultant dated June 1, 2019 shall continue to apply in accordance with the terms thereof, as expressly modified by Section 6 of the Severance Agreement and General Release entered into by Envestnet and Consultant on or about the Effective Date.

8. Breach of Agreement. The Parties agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Without prejudice to any rights and remedies otherwise available, the non-breaching party shall be entitled to equitable relief by way of injunction in the event of a breach of any provision of this Agreement. The Parties also agree (a) to waive any right to require that either Party post any type of bond or security and (b) that the breaching Party shall pay all costs, including attorney’s fees, incurred by the other Party by reason of the breaching Party’s breach.

9. Independent Contractor. The Parties agree that Consultant is an independent contractor (not an employee or other agent) of Envestnet pursuant to applicable law and that Consultant will not be considered an employee of Envestnet for any purpose. Consultant further acknowledges that nothing in this Agreement shall create an employer-employee relationship, partnership, agency or joint venture relationship between Consultant and Envestnet for any purpose. Consultant agrees and acknowledges that Consultant shall not be entitled to and Envestnet will not provide Consultant with any benefits that may be afforded from time to time to Envestnet employees, including vacation pay, sick leave, retirement benefits, health or disability benefits, or other benefits of any kind. As an independent contractor, Consultant understands and agrees that Envestnet will not make any deductions whatsoever from any payments under this Agreement, and Consultant will be solely responsible for and shall pay any taxes with respect to payments made to Consultant pursuant to this Agreement. For example, Envestnet will not (a) withhold FICA (Social Security) from its payments to Consultant, (b) make state or federal unemployment insurance contributions on behalf of Consultant, or (c) withhold state and federal income taxes from its payments to Consultant. Envestnet will not provide insurance coverage of any kind for Consultant, including Worker’s Compensation insurance or disability insurance. Consultant will be liable for Consultant’s own debts, obligations, acts and omissions. Consultant shall be solely responsible for the manner and hours in which Services are performed and is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort. Consultant agrees to indemnify Envestnet from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement, including Consultant’s classification as an independent contractor. Such indemnification obligation includes, but is not limited to, any obligation imposed upon Envestnet (i) to withhold or pay any taxes of any kind, including, without limitation, any income taxes, Social Security taxes and/or Medicare taxes (FICA), SDI premiums, unemployment insurance premiums, or any other type of employment related taxes, or (ii) to provide coverage or benefits under any of Consultant’s benefit plans, in each case in connection with compensation of any kind received by the Contractor. Consultant agrees to assist Envestnet in contesting any claim or assertion that Consultant is not properly classified under other applicable law, as an independent contractor, and to cooperate fully in the defense of any such claim or claims regarding misclassification brought against Consultant.

10. Term. This agreement shall commence on the Effective Date of this Agreement and will continue for twenty four (24) months (the “Term”), and end on the last day of the Term (the “Consulting Termination Date”). Notwithstanding the foregoing Term, a party may terminate this Agreement any time after providing 30 days’ advanced written notice to the other party; provided, however, that Envestnet may not so terminate this Agreement, other than for material breach hereof, subject to Consultant’s right to prior notice and 30 days opportunity to cure. The rights and obligations accruing prior to termination as set forth herein (such as, but not limited to, the duty of confidentiality) shall, however, survive the termination as specified in this Agreement.

11. Choice of Law. This Agreement shall be governed by the laws of the State of Illinois without giving effect to principles of conflict of laws and shall benefit and be binding upon the Parties and their successors and assigns. The Parties hereby consent to jurisdiction in the State of Illinois and agree that the courts within Illinois shall have exclusive jurisdiction over any issues regarding the enforcement of this Agreement.

12. Modification or Amendment. Except as provided in Section 7(k), no amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

13. Acknowledgment by Consultant. Consultant represents to Envestnet that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Consultant acknowledges that, before assenting to the terms of this Agreement, Consultant has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s- length with Envestnet as to the contents.

14. Entire Understanding. This document constitutes the entire understanding and agreement of the parties, and any and all prior agreements, understandings and representations are hereby terminated and canceled in their entirety and are of no further force and effect, except for the Severance Agreement and General Release entered into by Envestnet and Consultant on June 6, 2022.

In Witness Whereof, the parties, by their duly authorized representatives, have executed this Agreement as of this June 6, 2022 (“Effective Date”).

Consultant	Envestnet Financial Technologies, Inc.

By:	By:
Name:	Name:
Title:

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